SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[X] Preliminary proxy statement
[ ] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                             DONALDSON COMPANY, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             DONALDSON COMPANY, INC.
                                    NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS


TIME:                10:00 a.m., central time, Friday, November 21, 1997

PLACE: The Conference Center at Atrium Center, 3105 E. 80th Street, Bloomington, Minnesota.

ITEMS OF             (1)     Election of two directors;
BUSINESS:
                     (2)     Amendment of the Company's Certificate of
                             Incorporation to increase the number of authorized shares of Company Common Stock from 40,000,000 to 80,000,000;

                     (3) Ratification of Ernst & Young LLP as independent auditors of the Company; and

                     any other business that properly comes before the meeting.

RECORD DATE:         Stockholders of record at the close of business on
                     September 26, 1997 are entitled to notice of and to vote at the meeting or any adjournment. A list of such stockholders will be available prior to the meeting at the office of the Company, 1400 West 94th Street, Minneapolis, Minnesota for examination by any such stockholder for any purpose germane to the meeting.

                                              By Order of the Board of Directors



                                              Norman C. Linnell
                                              SECRETARY

                     Dated: October ____, 1997




                                    IMPORTANT

     YOU CAN HELP US PREPARE FOR THE MEETING AND ELIMINATE EXTRA EXPENSE WHETHER YOU HAVE A FEW SHARES OR MANY - IF YOU WILL COMPLETE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOUR PROMPT REPLY WILL ELIMINATE EXTRA EXPENSE IN SOLICITING YOUR PROXY.

                             DONALDSON COMPANY, INC.
                              1400 WEST 94TH STREET
                          MINNEAPOLIS, MINNESOTA 55431

                                 PROXY STATEMENT
                         MAILING DATE OCTOBER ____, 1997

SOLICITATION OF PROXIES

         The enclosed proxy is solicited by and on behalf of the Board of Directors of Donaldson Company, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on November 21, 1997, and at any adjournments thereof. The person signing a proxy may revoke it any time before it is exercised. Each valid proxy received prior to the meeting will be voted according to the stockholder's directions. If no direction is given, such proxies will be voted in favor of (1) the nominees for directors identified herein, (2) approving the amendment to the Company's Certificate of Incorporation described herein, and (3) approving the auditors named herein.

         The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by the use of the mails, there may be incidental personal solicitations by telephone, special communications or in person, by officers, directors and regular employees of the Company who will not receive additional compensation therefor. The Company will reimburse banks, brokerage firms and other nominees, custodians and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of stock. This proxy statement and the accompanying proxy are first being mailed to stockholders on or about October ____, 1997.

VOTING SECURITIES

         Stockholders of record as of the close of business on September 26, 1997 will be entitled to vote at the meeting. The Company then had approximately 24,732,385 shares of Common Stock outstanding, each of which entitles its holder to one vote. Representation at the meeting of a majority of the outstanding shares is required for a quorum.

         If an executed proxy card is returned and the stockholder has abstained from voting on any matter or, in the case of the election of directors has withheld authority to vote with respect to any or all of the nominees, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter or, in the case of the election of directors, in favor of such nominee or nominees. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

         Shares of Common Stock credited to the accounts of participants in the Automatic Dividend Reinvestment Program of the Company have been added to the participants' other holdings and included in the enclosed proxy. Participants in the Company's employee benefit plans are entitled to instruct the plan trustee as to how to vote all shares of Donaldson Common Stock allocated to their accounts under the plans as of the record date, and will receive a separate voting instruction card for voting such shares. Shares for which the trustee receives no voting instructions from participants, including unallocated shares held in the Company's employee stock ownership plan ("ESOP"), will be voted by the trustee in the same proportion as shares for which instructions are received.

                               SECURITY OWNERSHIP

         Set forth below is information regarding persons known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company based on the number of shares of Common Stock outstanding on September 26, 1997:

NAME AND ADDRESS                               AMOUNT AND NATURE        PERCENT
OF BENEFICIAL OWNER                         OF BENEFICIAL OWNERSHIP     OF CLASS
-------------------                         -----------------------     --------

Donaldson Company, Inc.
Employee Stock Ownership Plan...............      3,595,409 (1)           14.5%

c/o Fidelity Management Trust Company
82 Devonshire Street
Boston, MA 02109

Pioneering Management Corporation...........      2,511,900 (2)           10.1%
60 State Street
Boston, MA 02109

U.S. Bancorp ...............................      1,332,547 (3)            5.3%
601 Second Avenue South
Minneapolis, MN 55402

Mario J. Gabelli............................      1,266,850 (4)            5.1%
One Corporate Center
Rye, NY 10580-1434

(1) These shares are held in trust for the benefit of participants in the Company's ESOP for which Fidelity Management Trust Company is the trustee and claims no voting or investment power over the indicated shares.

(2) Pioneering Management Corporation is a registered investment adviser with sole voting power with respect to all 2,511,900 shares and shared investment power with respect to all 2,511,900 shares. Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by Pioneering Management Corporation with respect to shares held as of December 31, 1996.

(3) U.S. Bancorp is a holding company for one or more subsidiary banks which have sole voting power with respect to 619,616 shares; shared voting power with respect to 412,050 shares; sole investment power with respect to 537,292 shares and shared investment power with respect to 1,332,547 shares. Information is based solely on a Schedule 13G filed with the Securities and Exchange Commission by U.S. Bancorp with respect to shares held as of December 31, 1996.

(4) Mario J. Gabelli directly or indirectly controls various entities which are primarily investment advisors and which generally have sole investment and voting power as to the shares owned by the individual entity. Information is based solely on a Schedule 13D filed with the Securities and Exchange Commission by Mario J. Gabelli with respect to shares held as of July 19, 1996.

         The following table sets forth information regarding the beneficial ownership of the Company's Common Stock by each director, each of the Named Officers (as hereinafter defined) and all executive officers and directors of the Company as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                             TOTAL       PERCENT     EXERCISABLE
NAME OF INDIVIDUAL OR GROUP                SHARES (1)    OF CLASS    OPTIONS (1)
---------------------------                ----------    --------    -----------

William G. Van Dyke....................     415,853         1.7        236,493
Nickolas Priadka.......................     111,127           *         54,265
Thomas A. Windfeldt....................      81,182           *         41,177
James R. Giertz........................      45,657           *         20,665
Lowell F. Schwab.......................      24,734           *         12,079
C. Angus Wurtele.......................      20,625           *         10,000
Kendrick B. Melrose....................      19,957           *         10,000
S. Walter Richey.......................      19,741           *         10,000
Stephen W. Sanger......................      16,088           *         10,000
Jack W. Eugster........................      13,678           *          8,000
Michael R. Bonsignore..................      11,094           *         10,000
F. Guillaume Bastiaens.................       5,760           *          4,000
Paul B. Burke..........................       3,677           *          2,000
Janet M. Dolan.........................       2,815           *          2,000
Directors and Officers as a Group......     837,728         3.4        450,932

* Less than 1%

(1) Includes restricted shares, shares held in trust (including the ESOP allocation for years prior to fiscal year 1997) and the shares underlying options exercisable within 60 days, as listed under the Exercisable Options column. The total shares for Mr. Van Dyke includes 4,128 shares held by Mr. Van Dyke's wife. The total shares for Mr. Windfeldt includes 1,800 shares held by Mr. Windfeldt's children.


                              ELECTION OF DIRECTORS

         The Bylaws of the Company provide that the Board of Directors shall consist of not less than three nor more than 15 directors and that the number of directors may be fixed from time to time by the affirmative vote of a majority of the directors. At its meeting of September 19, 1997, the Board of Directors fixed the number of directors constituting the entire Board at eight. Vacancies and newly created directorships resulting from an increase in the number of directors may be filled by a majority of the directors then in office and the directors so chosen will hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of the stockholders. The terms of Michael R. Bonsignore, Jack W. Eugster, William G. Van Dyke and C. Angus Wurtele expire at the annual meeting. Mr. Wurtele, having served five consecutive terms on the Company's Board of Directors and having reached the limit of Board service for non-employee directors in accordance with the Company's By-Laws, will be retiring effective upon the conclusion of the Company's 1997 Annual Meeting. In addition, Mr. Bonsignore, who was elected a director at the 1988 annual meeting, has informed the Company that he has decided not to stand for re-election for another term, and will be retiring from the Company's Board of Directors effective upon conclusion of the 1997 Annual Meeting.

Mr. Eugster was elected by the Board effective March 1, 1993 and Mr. Van
Dyke was elected by the Board effective August 1, 1994. It is intended that proxies received will be voted, unless authority is withheld, FOR the election of the nominees presented on Page 4, namely Jack W. Eugster and William G. Van Dyke. The election of each nominee requires the affirmative vote of the holders of a plurality of the shares cast in the election of directors.

         The Board of Directors meets on a regularly scheduled basis. During the past fiscal year, the Board held six meetings. Each director, other than Messrs. Bonsignore and Wurtele, who each attended 67%, attended at least 75% of the aggregate of the Board meetings and meetings of Board committees on which each served.

         The Board of Directors has assigned certain responsibilities to standing committees. The Audit Committee is composed of directors F. Guillaume Bastiaens, Janet M. Dolan, Jack W. Eugster, Kendrick B. Melrose, S. Walter Richey (Chairperson) and Stephen W. Sanger, all of whom are non-employee directors. The Audit Committee held two meetings during the past fiscal year. Functions of the Audit Committee include: recommending to the Board of Directors independent public auditors for the Company, reviewing the scope and results of the auditors' examination, and reviewing the internal audit program, adequacy of internal controls, and adherence to applicable legal, ethical and regulatory requirements.

         The Human Resources Committee is composed of directors Michael R. Bonsignore, Paul B. Burke, Jack W. Eugster, Kendrick B. Melrose, Stephen W. Sanger (Chairperson), and C. Angus Wurtele, all of whom are non-employee directors. This Committee held two meetings during the past fiscal year.
The functions of this committee include review of management development, approval of compensation arrangements for senior management and administration of the Company's stock compensation plans.

         The Committee on Directors' Affairs is composed of directors Michael R. Bonsignore (Chairperson), Paul B. Burke, Janet M. Dolan, S. Walter Richey, and
C. Angus Wurtele, all of whom are non-employee directors. This Committee held one meeting during the past fiscal year. The Committee's duties are to review the organization of the Board and its committees, remuneration arrangements for the directors, propose to the Board a slate of directors for election by the stockholders at each Annual Meeting and propose candidates to fill vacancies on the Board. The Committee will consider nominees for director recommended by stockholders. Recommendations should be addressed to the Secretary, Donaldson Company, Inc., P.O. Box 1299, Minneapolis, MN 55440. Any proposal by a stockholder for the nomination of a candidate for director at the annual meeting for the election of directors is required by the Company's Bylaws to be submitted in writing to the Secretary and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting.

         The Board of Directors has no reason to believe that any nominees will be unavailable or unable to serve, but in the event any nominee is not a candidate at the meeting, the persons named in the enclosed proxy intend to vote in favor of the remaining nominees and of such other person, if any, as they may determine.

         The table below and on the following page sets forth additional information with respect to each nominee for election as a director and each other person whose term of office as a director will continue after the meeting.

                              NOMINEES FOR ELECTION


NAME                                         PRINCIPAL OCCUPATION AND BUSINESS EXPERIENCE
----                                         --------------------------------------------
FOR A TERM EXPIRING IN 2000:

Jack W. Eugster                   Chairman, President and Chief Executive Officer of The Musicland
    Age - 52                      Group, Inc. (retail consumer products).  Also, a director of Damark, Inc.,
    Director since 1993           Midwest Resources Company, and Shopko Stores, Inc.


William G. Van Dyke               Chairman and Chief Executive Officer (1996) and President  (1994) of
    Age - 52                      the Company.  Previously, Executive Vice President (1992).  Also, a
    Director since 1994           director of Graco Inc.

                         DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN 1999:

F. Guillaume Bastiaens            Executive Vice President (1995) and President, Food Sector of Cargill,
    Age - 54                      Inc. (Agribusiness).  Also, a director of Cargill, Inc.
    Director Since 1995

Janet M. Dolan                    Executive Vice President (1996) of Tennant Company (manufacturer of
    Age 48                        floor maintenance equipment and coating products).  Previously
    Director Since 1996           Sr. Vice President, Secretary and General Counsel of Tennant Company.
                                  Also, a director of William Mitchell College of Law.

S. Walter Richey                  Chairman, Chief Executive Officer and President of Meritex, Inc. and its
    Age - 61                      predecessor corporation Space Center Company (owns and manages
    Director Since 1991           business properties and distribution centers).  Also, a director of Meritex,
                                  Inc., U.S. Bancorp and BMC Industries, Inc.

TERMS EXPIRING IN 1998:

Paul B. Burke                     Chairman (1995), Chief Executive Officer and President of BMC
    Age - 41                      Industries, Inc. (manufacturer of precision imaged and optical products).
    Director Since 1996           Also, a director of  The Optical Manufacturers Association.

Kendrick B. Melrose               Chairman and Chief Executive Officer of The Toro Company
    Age - 57                      (manufacturer of outdoor maintenance products). Also, a director
    Director since 1991           of The Valspar Corporation, BSI Corporation and Jostens, Inc.

Stephen W. Sanger                 Chairman and Chief Executive Officer of General Mills, Inc. (1995)
    Age - 51                      (consumer products and services).  Previously, an executive officer of
    Director since 1992           various groups and divisions of General Mills, Inc.  Also, a director of
                                  Dayton Hudson Corporation.


DIRECTOR COMPENSATION

         Directors who are not employees receive a retainer fee of $18,000 annually and are paid $1,000 for each Board or Committee meeting attended. Committee Chairmen receive an additional annual retainer of $2,500. Pursuant to the Company's Compensation Plan for Non-Employee Directors, any non-employee director may elect, prior to each year of his term, to defer all or part of his director compensation received during the year. Each participating director is entitled to a Company credit on the balance in his deferral account at the same rate as the Company credit under the Fixed Income Fund of the Salaried Employees' Retirement Savings Plan. The deferral election must also specify the manner for distribution of the deferral balance.

         The 1991 Master Compensation Plan, as amended, provides for the issuance of restricted shares to non-employee directors in lieu of 30% of the annual retainer for services as a Director to be rendered in the following service year and allows an election to receive restricted shares in lieu of all or part of the remaining retainer and meeting fees. Transfer of the shares is restricted until the earliest of retirement, disability, termination of service (with consent of the Board), death or a chang in control of the Company.

         The Company also has a nonqualified pension plan for non-employee directors which provides for an annual retirement benefit for directors, who have served at least five years, in an amount equal to the final annual retainer fee received for services as a director. Such annual benefit is payable in a lump sum or, at the election of the director, over a maximum 15-year period or such shorter period as is equal to the number of years of service on the Board, and provides for a benefit in the event of death.

         The Company's Non-Qualified Stock Option Program for Non-employee Directors provides for the automatic grant of a non-qualified stock option for 2,000 shares of Common Stock to each non-employee Director of the Company who is a member of the Board between the dates of December 1 and December 22 each year. The exercise price of such options is the closing price of Common Stock in consolidated trading on the first business day of December in the respective year. The options are exercisable on and after December 22 of the respective year and have a term of ten years.


                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

         The Company's Board of Directors has determined that Article Fourth of the Company's Articles of Incorporation should be amended and has voted to submit an amendment to the Company's stockholders for adoption. The proposed amendment to Article Fourth would increase the number of authorized shares of Common Stock, par value $5.00, from 40,000,000 to 80,000,000, and the total number of shares of stock which the Company has the authority to issue from 41,000,000 to 81,000,000.

         As of September 26, 1997, there were 24,732,385 shares of Common Stock outstanding, and 1,595,886 shares reserved for future issuance pursuant to the 1991 Master Stock Compensation Plan. As of September 26, 1997, there were no shares of any class of Preferred Stock outstanding.

         The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares would not (and the shares of Common Stock presently outstanding do not) entitle the holders thereof to preemptive or cumulative voting rights.

PURPOSES AND EFFECTS OF THE AMENDMENT

         The Board of Directors believes that additional authorized shares of Common Stock will enable the Company to take timely advantage of market conditions and the availability of favorable financing and acquisition opportunities without the delay and expense associated with convening a special stockholders' meeting (unless otherwise required by the rules of any stock exchange on which the Company's Common Stock may then be listed). The shares of Common Stock could be used for issuing stock dividends, the grant of stock options, acquisition by the Company of businesses or properties, equity financing and other general corporate purposes.

         Unless required by law or by the rules of any stock exchange on which the Company's Common Stock may in the future be listed, no further authorized vote by the stockholders will be sought for any issuance of shares of Common Stock. Under existing New York Stock Exchange, Inc. regulations, approval by a majority of the holders of Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock, other than in a public offering for cash, (a) if such additional shares of Common Stock (including securities convertible into or exercisable for Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20 percent of the voting power outstanding before the issuance of the Common Stock; (b) if the number of such additional shares of Common Stock is or will be equal to or in excess of 20 percent of the number of shares of Common Stock outstanding before th issuance of such additional shares, or (c) if the issuance would result in a change in control of the Company.

         Although the increase in authorized but unissued shares of Common Stock is designed to enable the Company to issue stock dividends, grant stock options under the Company's 1991 Master Stock Compensation Plan, to consider potential acquisitions and to use for general corporate purposes, the increase in the authorized but unissued shares of Common Stock could make a change in control of the Company more difficult to achieve. Under certain circumstances, such shares of Common Stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold privately to purchasers who might side with the Board of Directors in opposing a takeover bid that the board determines is not in the best interests of the Company and its stockholders.

         The amendment also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

         The Company's Certificate of Incorporation currently requires the affirmative vote of at least 75% of the outstanding shares to be voted in order to approve certain business combinations involving the Company and an interested stockholder of the Company. Although the Board of Directors presently has no intention of doing so, shares of authorized but unissued Common Stock could be issued to a holder who would thereby have sufficient voting power to assure that any such business combination or amendment to the Restated Certificate of Incorporation would not receive the 75% stockholder vote required for approval thereof. The issuance of additional shares of Common Stock may be used to discourage takeovers that are not approved by the Board but in which stockholders may receive a substantial premium above market value for some or all of their shares at the time a tender offer is made. Thus, stockholders who may wish to participate in such a tender offer may be restricted in their opportunity to do so. In addition, because the proposed amendment may enable the Company to discourage tender offers, the amendment may make removal of the Board of Directors or management more difficult. To the extent that the adoption of the proposed amendment renders less likely a merger or other transaction opposed by the Company's incumbent Board of Directors, the effect of such adoption may be to assist the Board of Directors and management in retaining their current positions.

BOARD RECOMMENDATION

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. The affirmative vote of a majority of the shares of the Company's Common Stock present and entitled to vote at the 1997 Annual Meeting is necessary to approve this Proposal. Proxies will be voted in favor of this Proposal unless otherwise specified.

                              INDEPENDENT AUDITORS

         Upon recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent public accountants to audit the books and accounts of the Company for the fiscal year ending July 31, 1998, such appointment to continue at the pleasure of the Board of Directors and subject to ratification by the stockholders. Ernst & Young LLP has audited the books and accounts of the Company since 1951. Representatives of Ernst & Young LLP are expected to be present at the meetin with the opportunity to make a statement and to respond to appropriate questions. In the event this appointment is not ratified, the Board will appoint other independent auditors for the subsequent fiscal year.

         The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the fiscal year ending July 31, 1998.


                             EXECUTIVE COMPENSATION

         The following table sets forth as to each person who was at the end of fiscal 1997, the Chief Executive Officer and the other four most-highly compensated executive officers of the Company information concerning the cash and noncash compensation for services rendered to the Company for each of the last three fiscal years (the "Named Officers").


                           SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION (1)          LONG TERM COMPENSATION
                                         -----------------------   -----------------------------------
                                                                          AWARDS             PAYOUTS
                                                                   ----------------------  -----------
                                                                               SECURITIES
                                                                               UNDERLYING
                                                                                  STOCK
                                                                   RESTRICTED    OPTIONS/
                                                                     STOCK         SARS                    ALL OTHER
                              FISCAL                                AWARD(S)     (SHARES)  LTIP PAYOUTS   COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      SALARY ($)    BONUS ($)      ($)          (2)       ($)(3)          ($)(4)
---------------------------   ------     ---------     ---------   ----------  ----------  ------------   ------------
WILLIAM G. VAN DYKE            1997       450,000       540,000          0        65,852      525,586       173,520
 Chairman, Chief               1996       385,000       462,000          0        54,362      190,125       121,960
 Executive Officer and         1995       340,692       420,000          0        30,000      136,938       105,227
 President

JAMES R. GIERTZ                1997       199,808       151,639          0        30,680      766,480        61,582
 Senior Vice President and     1996       220,000       181,229    315,625(5)     15,300            0        50,434
 Chief Financial Officer       1995       174,615       165,870          0        25,000            0             0

NICKOLAS PRIADKA               1997       187,808       133,739          0        30,700      186,462        56,340
 Senior Vice President,        1996       169,117       108,165          0        10,300      129,050        37,174
 OEM Engine                    1995       149,616        97,771    108,675(5)     10,000       92,340        34,159

LOWELL F. SCHWAB               1997       168,450       152,491          0        13,237      481,787        56,243
 Senior Vice President,        1996       148,808        88,911          0         8,148            0        32,546
 Operations                    1995       128,340        81,400    108,675(5)      7,200            0        29,018

THOMAS A. WINDFELDT            1997       157,385       115,810          0        11,930      145,996        47,865
 Vice President, Controller    1996       146,346        92,903          0        11,919       98,438        31,768



 and Treasurer                 1995       131,615        86,742          0         6,660       82,013        30,672


------------------

(1)      Includes any portion deferred under the Management Compensation Plan.
(2)      Shares adjusted for stock splits.
(3) Earned under the Company's 1991 Master Stock Compensation Plan during the three-year period ending in the fiscal year in which the payout is listed. Payout is made in the form of the Company's common stock and delivered during the following fiscal year.
(4) Amounts in this column represent the dollar value of share allocations under the Company's ESOP and benefits in excess of the limits established by Section 415 of the Internal Revenue Code contributed by the Company to an unqualified supplemental plan. The amounts for fiscal 1997 are:

         NAME                                  ESOP         ESOP (Supl.)
         ----                                  ----         ------------

         William G. Van Dyke .............  $ 26,269        $ 147,251
         James R. Giertz .................    26,269           35,313
         Nickolas Priadka ................    26,269           30,071
         Lowell F. Schwab ................    26,269           29,974
         Thomas A. Windfeldt .............    26,269           21,596

(5) Amounts in the Restricted Stock Award column represent the dollar value of grants of restricted stock under the Company's 1991 Master Stock Compensation Plan. Regular dividends are paid on the restricted shares. At the end of fiscal 1997, the number and value of the aggregate restricted stockholdings for the Named Officers were: William G. Van Dyke, 0, $0; James R. Giertz, 12,500, $507,813; Nickolas Priadka, 4,200, $170,625; Lowell F. Schwab, 4,200, $170,625; and Thomas A.
         Windfeldt, 0, $0.


                     OPTION/SARS GRANTED IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF STOCK
                                                                                      PRICE APPRECIATION FOR OPTION
                                        INDIVIDUAL GRANTS(1)                                     TERM(3)
                            -----------------------------------------                 -----------------------------
                              NUMBER OF     % OF TOTAL
                             SECURITIES    OPTIONS/SARS
                             UNDERLYING     GRANTED TO    EXERCISE
                            OPTIONS/SARS   EMPLOYEES IN    OR BASE     EXPIRATION
                             GRANTED(2)    FISCAL YEAR    PRICE/sh($)     DATE        0%($)     5%($)        10%($)
                            ------------   -------------  -----------  ----------     -----    -------     ---------
WILLIAM G. VAN DYKE           39,000           13.2         32.500      12/05/06        0      798,132     2,023,203
                              26,852 (4)        9.1         28.250      12/15/04        0      373,725       900,365

JAMES R. GIERTZ               14,500            4.9         32.500      12/05/06        0      296,741       752,217
                               7,157 (4)        2.4         32.000      12/15/04        0      110,010       263,784
                               4,636 (4)        1.6         38.000      09/08/04        0       74,027       173,407
                               1,235 (4)         .4         38.000      12/15/04        0       20,604        48,622
                               3,152 (4)        1.1         38.000      12/21/05        0       61,381       148,993

NICKOLAS PRIADKA              13,500            4.6         32.500      12/05/06        0      276,276       700,340
                               8,455 (4)        2.9         29.750      12/14/03        0      103,265       240,978
                               8,745 (4)        3.0         29.750      12/15/04        0      125,155       300,184

LOWELL F. SCHWAB              12,000            4.1         32.500      12/05/06        0      245,579       622,524
                                 392 (4)         .1         32.125      07/26/03        0        4,716        10,850
                                 845 (4)         .3         32.125      12/14/03        0       10,865        25,252

THOMAS A. WINDFELDT            6,000            2.0         32.500      12/05/06        0      122,789       311,262
                               5,930 (4)        2.0         28.000      12/15/04        0       81,803       197,077


----------------------

(1)      No stock appreciation rights ("SARs") have been granted.

(2) All grants (other than as noted in footnote (4)) during the period were non-qualified stock options granted at the market value on date of grant for a term of ten years, vesting in four equal annual installments beginning 12/21/97, and were granted with the right to use shares in lieu of the exercise price and to satisfy any tax withholding obligations.

(3) These amounts represent certain assumed rates of appreciation over the full term of the option. The value ultimately realized, if any, will depend on the amount that the market price of the Company's stock exceeds the exercise price on date of sale.

(4) These grants were made to individuals who exercised an option during fiscal 1997 and made payment of the purchase price using shares of previously owned Company stock. This restoration or "reload" grant is for the number of shares equal to the shares used in payment of the purchase price or withheld for tax withholding. The option price is equal to the market value of the Company's stock on the date of exercise and will expire on the same date as the original option which was exercised. These options, which are the result of such a restoration, do not contain the reload feature.


             AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION/SAR VALUES

                                                           NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS/SARS
                                                    OPTIONS/SARS AT FISCAL YEAR-END(2)      AT FISCAL YEAR-END (2)(3)
                                                    ----------------------------------     ----------------------------
                         SHARES         VALUE
                       ACQUIRED ON     REALIZED      EXERCISABLE       UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
NAME                   EXERCISE (1)      ($)          (SHARES)           (SHARES)             ($)             ($)
----                   ------------    --------      -----------       -------------      -----------    -------------
WILLIAM G.  VAN DYKE     37,500         291,090        236,493             62,625          4,786,058        691,922

JAMES R. GIERTZ          19,340         222,471         20,665             30,975            151,008        373,103

NICKOLAS PRIADKA         20,000         164,370         54,265             21,225            948,603        232,322

LOWELL F. SCHWAB          1,531          18,573         12,079             17,975            203,246        194,384

THOMAS A. WINDFELDT       6,600          37,125         45,677             10,500            936,111        120,188


--------------------------

(1) The number of shares shown in this column is larger than the number of shares actually acquired on exercise. The actual number of shares received is reduced by the number of shares delivered in payment of the exercise price and shares withheld to cover withholding taxes.

(2)      No SARs were exercised in fiscal 1997.

(3) This value is based on the difference between the exercise price of such options and the closing price of Company Common Stock as of fiscal year-end 1997.

             LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                                          ESTIMATE FUTURE PAYOUTS
                               NUMBER OF          PERFORMANCES                UNDER NON-STOCK
                             SHARES, UNITS       OR OTHER PERIOD               PRICE-BASED PLAN
                                OR OTHER        UNTIL MATURATION      -----------------------------------
NAME                           RIGHTS(1)           OR PAYOUT          THRESHOLD      TARGET       MAXIMUM
----                         -------------      ----------------      ---------      ------       -------
WILLIAM G. VAN DYKE              9,200          8/1/96 - 7/31/99       4,600         9,200        25,300
JAMES R. GIERTZ                  3,100          8/1/96 - 7/31/99       1,550         3,100         8,525
NICKOLAS PRIADKA                 2,900          8/1/96 - 7/31/99       1,450         2,900         7,975
LOWELL F. SCHWAB                 2,600          8/1/96 - 7/31/99       1,300         2,600         7,150
THOMAS A. WINDFELDT              2,150          8/1/96 - 7/31/99       1,075         2,150         5,913


-----------------------

(1) Awards are of Performance Units, each of which represents the right to receive one share of the Company's common stock. Awards are earned only if the Company achieves the minimum Performance Objectives and the Award Value will be based on a weighting of compound corporate net sales growth and after-tax return on investment over the three year period. The amounts shown in the table under the headings "Threshold", "Target" and "Maximum" are amounts awarded at 50%, 100 and 275% of the targeted award. The award may also be adjusted upward by 25% for consistency if earnings per share increase in each of the three years in the period by at least 5%.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Human Resources Committee of the Board of Directors, consisting of six independent, non- employee directors ("the Committee"), is responsible for establishing the compensation programs for the Company's executive officers. The objectives of the Company's executive compensation program are to:

*        attract and retain the best executives available in our industry;

* motivate and reward executives responsible for attaining the financial and strategic objectives essential to the Company's long-term success and continued growth in stockholder value;

* promote a pay-for-performance philosophy by placing significant portions of pay at risk and requiring outstanding results for payment at the threshold level;

* obtain an appropriate balance between short-term and long-term results based on the executive's influence and impact; and

* align the interests of executives with those of the Company's stockholders by providing a significant portion of compensation in the form of Company common stock. Common stock ownership objectives have been established for all executive officers ranging from five to ten times base salary.

         BASE SALARIES. Base salaries for all executives are reviewed annually based on performance and market conditions. A performance appraisal is required for all executives of the Company. The Committee approves and/or determines the annual base salary increases for all senior executives based on performance of the executive and external market data. Our objective is that base salaries should approximate the mid-point (average) of senior executives of manufacturing companies of similar size in th United States. The Company uses nationally known consultant surveys for external market data.

         ANNUAL CASH INCENTIVE. Executive officers are eligible for target awards under the annual incentive program that range up to 60% of base salary. The size of the target award is determined by the executive officer's position and competitive data for similar positions at the peer and cross-industry companies as presented in the same nationally recognized surveys as are used for the base salary. The Company sets aggressive performance goals and, in keeping with the strong performance-based philosophy, the resulting awards decrease or increase substantially if actual Company performance fails to meet or exceeds targeted levels. Payments can range from 0% to 200% of the target awards. Executive officers have up to 100% of their annual cash incentive opportunity linked to achieving record Earnings Per Share (EPS).

         Consequently, executive officers must obtain record EPS, thereby increasing stockholder value, to receive a competitive annual cash incentive.

         LONG-TERM INCENTIVE COMPENSATION. The Long-Term Performance Award program is based on three-year compounded growth in net sales at an after-tax Return on Investment that exceeds the Company's weighted cost of capital. Under this program, the Committee selected eligible executives and established an incentive opportunity as a percentage of base salary. In order for a participant to receive a payout, minimum performance must be attained. Payout for the 1995-1997 cycle is listed in the Compensation Table. The Committee occasionally grants restricted stock with a fixed restriction period, usually five years, to insure retention of key executives. The Committee also believes that significant stock option grants encourage the executive officers to own and hold Donaldson stock and tie their long- term economic interests directly to those of the stockholders. Stock options are typically granted annually. In determining the number of shares covered by such options, the Committee takes into account position levels, base salary, and other factors relevant to individual performance but does not consider the amount and terms of options and restricted stock already held by the executive.

         STOCK OWNERSHIP. Ownership of Donaldson stock is expected of Donaldson executives. The Committee believes that linking a significant portion of the executive's current and potential net worth to the Company's success, as reflected in the stock price, gives the executive a stake similar to the stockholders. The Committee has established stock ownership guidelines for the Named Officers and certain other executive officers, which encourage retention of shares obtained through the exercise of options. The guidelines range from five to ten times base salary. The goal of the Chief Executive Officer is ten times annual base salary. Mr. Van Dyke currently exceeds this ownership goal.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. Mr. Van Dyke's fiscal 1997 base salary and incentive award were determined by the Committee in accordance with the methodology described above.

                  BASE SALARY. Mr. Van Dyke's base salary for fiscal 1997 was $450,000, which approximates the market mid-point for manufacturing companies of similar size.

                  ANNUAL BONUS. Mr. Van Dyke's bonus award for fiscal 1997 was $540,000. This annual bonus was earned under the annual incentive program based on EPS growth of 18.6% over the previous record of $1.67 earned in fiscal 1996.

                  STOCK OPTIONS. Mr. Van Dyke received the normal grant during fiscal 1997 of options to purchase 39,000 shares of stock.

         POLICY ON QUALIFYING COMPENSATION. The Company's policy is to preserve the tax deduction for compensation paid to its Chief Executive Officer and other senior executive officers. In accordance with this policy, in November 1994 the stockholders approved the material terms of the performance goals for payment of the cash bonus under the Company's Annual Cash Bonus Plan for Designated Executives.

         CONCLUSION. The executive officer compensation program administered by the Committee provides incentive to attain strong financial performance and an alignment with stockholder interests. The Committee believes that the Company's compensation program focuses the efforts of Company executive officers on the continued achievement of growth and profitability for the benefit of the Company's stockholders.

      SUBMITTED BY THE HUMAN RESOURCES COMMITTEE OF THE BOARD OF DIRECTORS

                           Stephen W. Sanger, Chairperson
                           Michael R. Bonsignore
                           Paul B. Burke
                           Jack W. Eugster
                           Kendrick B. Melrose
                           C. Angus Wurtele

                               PERFORMANCE GRAPHS

The following graphs compare the cumulative total stockholder return on the Company's Common Stock for the last five fiscal years and seven fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Index of Manufacturing Companies. The first graph assumes the investment of $100 in the Company's Common Stock and each of the indexes at the market close on fiscal year-end 1992 and the reinvestment of all dividends. The second graph assumes the investment of $100 in the Company's Common Stock and each of the indexes at the market close on fiscal year-end 1989 and the reinvestment of all dividends. The Company believes the second graph is useful in showing the cumulative total stockholder return over the eight year period of consecutive increases in earnings per share.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                    [GRAPH]

                           FISCAL YEARS ENDED JULY 31

                        1992         1993         1994         1995         1996         1997
                        ----         ----         ----         ----         ----         ----
Donaldson             $100.00      $124.19      $165.86      $183.20      $170.61      $285.40
S&P 500                100.00       108.73       114.34       144.19       168.08       255.48
S&P Manufacturing      100.00       113.49       132.02       180.89       214.04       334.70



                COMPARISON OF EIGHT YEAR CUMULATIVE TOTAL RETURN

                                     [GRAPH]

                         [PLOT POINTS FOR GRAPH TO COME]

                           FISCAL YEARS ENDED JULY 31

                        1989         1990         1991         1992         1993         1994       1995      1996      1997
                        ----         ----         ----         ----         ----         ----       ----      ----      ----
Donaldson             $100.00       XXXXX        XXXXX        XXXXX        XXXXX        XXXXX      XXXXX     XXXXX     XXXXX
S&P 500                100.00       XXXXX        XXXXX        XXXXX        XXXXX        XXXXX      XXXXX     XXXXX     XXXXX
S&P Manufacturing      100.00       XXXXX        XXXXX        XXXXX        XXXXX        XXXXX      XXXXX     XXXXX     XXXXX


                                PENSION BENEFITS

         The Company maintains the Donaldson Company, Inc. Salaried Employees' Pension Plan (the "Retirement Plan"), which provides benefits for eligible employees. Through July 31, 1997 the Retirement Plan was structured as a traditional, defined benefit plan. Effective August 1, 1997, the present value of accrued benefits under the Retirement Plan was converted to an initial cash balance.

         Under the cash balance formula, each participant has an account, for record keeping purposes only, to which credits are allocated each payroll period based upon the following two percentages: The "Applicable Base Percentage" of the participant's total compensation in the current pay period ("Pensionable Earnings") and the "Applicable Excess Percentage" of pensionable earnings in excess of the Social Security taxable wage base. The applicable percentages are determined by the age and years of service of the participant with the Company and its affiliates as of the end of each plan year. The following table shows the Applicable Base and Excess Percentages used to determined credits at the age and years of service indicated.

                                                     Applicable Percentage
                                                  --------------------------
          Sum of Age Plus Years of Service        Base                Excess
          --------------------------------        ----                ------

                    Less than 40                  3.0%                  3.0%
                       40 - 49                    4.0                   4.0
                       50 - 59                    5.0                   5.0
                       60 - 69                    6.5                   5.0
                     70 or more                   8.5                   5.0

         As of August 1, 1997 the sum of age plus years of service for Messrs. Van Dyke, Giertz, Priadka, Schwab and Windfeldt were 76, 43, 78, 65 and 65, respectively.

         In addition, all balances in the accounts of participants earn a fixed rate of interest which is credited annually. The interest rate for a particular plan year is based on the average of the daily one-year U.S. Treasury Note yields for the previous June plus one percent. For the 1998 fiscal/plan year, the interest rate if 6.35%.

         At retirement or other termination of employment, an amount equal to the vested balance then credited to the account is payable to the participant in the form of an immediate or deferred, lump sum or annuity for the entire benefit under the Plan.

         The table below sets forth the estimated annual benefit payable to each of the individuals named in the Summary Compensation Table as a single life annuity at age 65 under the Retirement Plan and the Donaldson Company Excess Retirement Plan (the "Excess Retirement Plan"). The Excess Retirement Plan is an unfunded, non-qualified deferred compensation arrangement that primarily provides benefits that cannot be payable under a qualified plan like the Retirement Plan because of the maximum limitations imposed on such plans by the Code. The projections contained in the table are based on the following assumptions: (1) employment until age 65 assuming no increase in pensionable earnings after July 31, 1997; (2) interest credits at the actual rate of 6.35% for 1998, and an assumed rate of 7% for years thereafter; and (3) the conversion to a straight life annuity at normal retirement age is based on an interest rate of 7% and the Unisex 1983 Group Annuity Mortality table.

                        Retirement Plan and Excess Retirement Plan
               ------------------------------------------------------------
               Executive Officer                  Estimated Annual Benefits
               -----------------                  -------------------------

                 W. Van Dyke                            $   530,170
                 J. Giertz                                  262,280
                 N. Priadka                                 188,815
                 L. Schwab                                  148,487
                 T. Windfeldt                               164,280

         The Company has a supplementary retirement benefit plan which is intended to assure that Mr. Van Dyke will receive at least 60% of his average (five highest years) compensation upon retirement at age 65 with 2% reduction for each year in the event of early retirement after age 55. In determining whether the plan must supplement other retirement benefits to reach such level, the Company will consider the benefits described in the previous paragraph, the Pension Plan Table and footnote (5) to the Summary Compensation Table as well as 50% of primary Social Security and vested pension benefits from prior employers, if any. Assuming the plan is unchanged and employment until age 65, based on current compensation and payment levels from other plans, no payments would be made under the plan.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange. To the Company's knowledge, based on a review of copies of such forms and written representations furnished to the Company during fiscal 1996, all
Section 16(a) filing requirements applicable to the Company's directors and executive officers were satisfied except as follows: Thomas A. Windfeldt, an executive officer of the Company, donated 135 shares of the Company's Common Stock in two transactions in October 1996, which gifts should have been timely reported on a Form 5 and subsequently have been reported on an amended Form 5.

CHANGE-IN-CONTROL ARRANGEMENTS

         Each of the Named Officers has a severance agreement with the Company designed to retain the executive and provide for continuity of management in the event of an actual or threatened change of control in the Company (as defined in the agreements). The agreements provide that in the event of a change of control, each key employee would have specific rights and receive certain benefits if, within three years after a change in control, the employee is terminated without cause or the employee terminates voluntarily under "constructive involuntary" circumstances as defined in the agreement. In such circumstance the employee will receive a severance payment equal to three times the employee's annual average compensation calculated over the five years preceding such termination as well as continued health, disability and life insurance for three years after termination. The 1980 and 1991 Master Stock Compensation Plans, the supplementary retirement agreements and deferred income arrangements also provide for immediate vesting or payment in the event of termination under circumstances of a change in control.


                           1997 STOCKHOLDER PROPOSALS

         In order for stockholders' proposals for the 1997 annual meeting of stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received in writing by submission to the Secretary of the Company at its principal office in Minneapolis, Minnesota no later than September 20, 1998 and not prior to August 20, 1998.

                                  OTHER MATTERS

         The Company is not aware of any matter, other than as stated above, which will or may properly be presented for action at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares represented by such proxies in accordance with their best judgment.

                                          By Order of the Board of Directors



                                          Norman C. Linnell
                                          Secretary

October ___, 1997

DONALDSON COMPANY, INC.

[LOGO] DONALDSON

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William G. Van Dyke and Norman C. Linnell, and each of them, as proxies, with full power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Donaldson Company, Inc. to be held on November 21, 1997, and all adjournments thereof, to vote as designated on the matters referred to on the reverse side hereof and, in their discretion, on any other matters properly coming before said meeting.


                                    Dated: ______________________________, 1996

                                    ___________________________________________

                                    ___________________________________________
                                                     Signatures

                                    (Please sign as name(s) appear on this
                                    proxy. If joint account, each joint owner should sign. When signing as attorney attorney, executor, administrator, trustee guardian or corporate official, give your full title as such.)

              (Continued from and to be signed on the reverse side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BELOW. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

1.       ELECTION OF DIRECTORS. Nominees: J. W. Eugster, W. G. Van Dyke

         [ ] VOTE FOR all nominees listed above; except vote withheld from following nominees (if any):

         [ ]      WITHHOLD VOTE from all nominees.

2. AMEND CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES OF COMMON STOCK:

                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3.       RATIFY APPOINTMENT OF AUDITORS:

                  [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

4.       IN THEIR DISCRETION upon other matters as may come before the meeting.

                     PLEASE MARK, SIGN, DATE AND RETURN THIS
                   PROXY PROMPTLY USING THE ENCLOSED ENVELOPE